EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (the “Amendment”) to the Original Employment Agreement (“Original Agreement”) entered into January 21, 1998 between Harry J. Ashenhurst (the “Executive”) and Lennox International Inc. (“Lennox”), a Delaware corporation, and previously amended on July 31, 2000 (the “Employment Agreement”), is made and entered into on this 20th day of March, 2006 between the Executive and Lennox.
In the event an adverse action occurs on or before August 1, 2008, which shall be limited to a significant diminution of the Executive’s duties, a failure by Lennox to treat the Executive the same as other similarly situated senior executives of Lennox in adjusting (upwards or downwards) his annual rate of base salary, a change in the types of the Executive’s duties that adversely affects more than 10% of his normal duties, Lennox’s non-renewal of the Employment Agreement for annual periods through December 31, 2008, and / or assignment to the Executive of duties that significantly diminishes the status of his position during the term of this Amendment , but excluding a diminution, failure, change, non-renewal by Executive and/or assignment that is due to the Executive’s death, permanent disability, voluntary resignation as described in Section 3(a) of the Employment Agreement (including the Executive’s non-renewal of the Employment Agreement), or termination for Cause as described in Section 3(c) of the Employment Agreement. Lennox agrees to the following, in addition to those provisions specified in the Employment Agreement, except as outlined below:
1.	Executive will remain as an employee of Lennox through July 31, 2008 for purposes of receiving all cash compensation, employee and executive benefits, and participating in the Performance Share Program, and receiving stock options, stock appreciation rights and restricted stock awards, and participating in any other short- and/or long-term incentive program in effect for Lennox executives at the time of the adverse action, as well as in any new plans or amendments applied to similarly situated senior executives through July 31, 2008.

2.	Executive will receive his annual base salary and target annual incentive award(s) through July 31, 2008, with the base salary amounts provided in 2008 based on seven months of employment during the year, and with the incentive award for 2008 determined according to the provisions of the annual incentive plan.

3.	Executive will continue to participate in the Performance Share Program, receive stock options and stock appreciation rights, and receive restricted stock awards, as well as be eligible to participate in any new or amended equity plans applied to similarly situated senior executives with the actual awards received to be equivalent in relative terms to those provided to other similarly situated senior executives at Lennox through July 31, 2008.

4.	The remaining terms of the Employment Agreement, as amended by this Amendment, shall continue in effect through December 31, 2008, including specifically the annual notice of renewal or nonrenewal requirements of the Employment Agreement for Calendar year 2009.

5.	Lennox’s agreement to the provisions described above shall be subject to and contingent upon the Executive’s execution of a full release of any and all claims, known or unknown, in a form acceptable to Lennox in return for the benefits granted under this Amendment in lieu of, and thereby including the release of any claim to, the Normal or Enhanced Severance Benefits outlined in Exhibit C to the Employment Agreement at any time thereafter. The Executive recognizes the adequacy of the consideration for such release.
All of the above provisions will continue to be governed by the standard Lennox program and plan policies and procedures in effect during the Executive’s employment, and the terms of this Amendment shall be interpreted broadly and in favor of being in compliance with such programs and plans, subject to their terms, conditions and any broadly applied amendment.
Notwithstanding any other provision of the Employment Agreement as amended by this Amendment, the parties shall, in good faith, amend the Employment Agreement as amended to the limited extent necessary to comply with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, in order to ensure that any amounts paid or payable under the Employment Agreement as amended are not subject to the additional 20% income tax there under (including, without limitation, any amendment instituting a six-month waiting period before a distribution upon separation from service, if required) while maintaining to the maximum extent practicable the original intent of the Employment Agreement as amended.
Accepted and agreed this 20th day of March, 2006

Company:
Lennox International Inc.
By:

/s/ James J. Byrne

James J. Byrne
Chairman — Compensation and Human Resources Committee of the LII BOD

Executive:

/s/ Harry J. Ashenhurst

Harry J. Ashenhurst
Executive Vice President and Chief Administrative Officer of Lennox International Inc.